Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	LELAND S. STEELE
APRIL 4, 2013		304-525-1600, ext 247
leland.steele@premierbankinc.com

MIKE MINEER NAMED SENIOR VICE PRESIDENT OF
PREMIER FINANCIAL BANCORP, INC.

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI) announced today the promotion of Mike Mineer to Senior Vice President of the bank holding company.  In making the announcement, Robert W. Walker, President and Chief Executive Officer of Premier said, “The board of directors and management of Premier want to recognize Mike’s leadership and senior management team role in the company with the title of Senior Vice President.  In his role as President and CEO of our Citizens Deposit Bank affiliate, Mike has been very successful in growing the franchise and we have full confidence in his ability to assist the holding company leadership team. Mike is a wonderful person and fine family man.  We are proud to have him on the senior management team and look forward to his insights.”

Mineer joined Premier in 2003 as President and CEO of Citizens Deposit Bank in Vanceburg, Kentucky.  He began his banking career in 1989 with Kentucky Community Bancorp, which was eventually acquired by U. S. Bank, working in various capacities within the company.  Mineer holds undergraduate degrees in Marketing and Management from The University of Kentucky and a Master of Business Administration degree from Morehead State University.  As of December 31, 2012, Citizens Deposit Bank had approximately $375 million in total assets, $221 million in total loans and $326 million in total deposits comprising about one-third of Premier’s total operations.  In 2012, Citizens Deposit Bank earned $4.551 million, a 1.21% return on average assets, and comprised approximately 44% of Premier’s net income in 2012.

Premier Financial Bancorp, Inc. (Premier), Huntington, West Virginia (NASDAQ/GMS-PFBI), is a $1.1billion bank holding company with two bank subsidiaries.  Premier recently reported record annual net income of $10,323,000 ($1.24 per diluted share) during the year ending December 31, 2012, a 44.0% increase from the $7,168,000 ($0.74 per diluted share) reported for the year ending December 31, 2011.  Premier also recently announced that it paid an $0.11 per share dividend to common shareholders on March 29, 2013, the last business day of the quarter.

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